Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-128387, 333-115611, 333-84134, 333-37964, 333-52896 and 333-110060; Form S-4 Nos. 333-43674, 333-82593, 333-120330 and 333-152741; and Form S-8 Nos. 333-46146, 333-36606, 333-86531, 333-74061, 333-105730, 333-108291, 333-108442, 333-115447, 333-155809, 333-158953, 333-158954, and 333-159105) of Life Technologies Corporation and in the related Prospectus of our report dated February 27, 2009 (except for Notes 1, 2, 5 and 7, as to which the date is January 29, 2010) included in this Form 8-K

/s/ ERNST & YOUNG LLP

San Diego, California
January 29, 2009